Exhibit 4.8

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ENCUMBERED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO X-FACTOR COMMUNICATIONS, LLC THAT SUCH REGISTRATION IS NOT REQUIRED OR SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT.

X-FACTOR COMMUNICATIONS, LLC
PROMISSORY NOTE

Issue Date: March 30, 2012	$60,920

FOR VALUE RECEIVED, X-FACTOR COMMUNICATIONS, LLC, a New York limited liability company (the “Borrower”), hereby promises to pay to John Bloomer (the “Holder”), or his assigns or successors in interest, the principal amount of sixty thousand nine hundred twenty ($60,920) Dollars (the “Principal Amount”), together with interest thereon in accordance with the terms and conditions set forth in this promissory note (this “Note”) and that certain Subscription Agreement by and between the Borrower and the Holder, dated as of the Issue Date of this Note.

1.  INTEREST & MONTHLY PAYMENTS

1.1 Interest Rate.  Interest payable on this Note shall not accrue from the Issue Date until August 1, 2012.  If the entire Principal Amount is not satisfied in full by August 1, 2012, interest on the outstanding Principal Amount shall accrue beginning on August 1, 2012 at a rate of ten percent (10%) per annum, calculated on the basis of a 365-day year.

1.2 Maturity Date.  The outstanding Principal Amount of this Note together with any accrued and unpaid interest thereon, shall all be due and payable on the earlier of (i) 2 business days following the closing of the reverse merger between X-Factor Communications LLC and Organic Spice Imports, Inc. (OTCBB:  ORSI), which is anticipated to close in April 2012 (the “Reverse Merger”), as described in the Form 8-K (the “8-K”) filed by ORSI with the Securities and Exchange Commission on March 9, 2012, as part of the maximum $250,000 of additional indebtedness (“Permissible Debt Repayment”) permitted by the New Jersey Economic Development Authority (“NJEDA”) to be repaid upon the closing of the Reverse Merger pursuant to the Notice of Corporate Changes and Qualified Financing, dated February 28, 2012 and (ii) August 1, 2014, or on such date when all debt owed by the Borrower to the NJEDA has been repaid (the “Maturity Date”).

1.3Interest Payments.  All accrued and unpaid interest will be paid at the Maturity Date or prior to the Maturity Date, at the election of the Borrower, provided, however, that if the Borrower wishes to pay the accrued interest prior to the Maturity Date, it may not do so, unless as part of the Permissible Debt Repayment, or unless NJEDA in its sole discretion has otherwise provided prior written approval of such prepayment.

1.4 Optional Prepayment in Cash.  The Borrower shall have the option of prepaying any outstanding principal and interest on this Note, without premium or penalty.  Except as part of the Permissible Debt Repayment, prepayment hereunder shall not be made before NJEDA has been repaid all debt owed to it by Borrower or unless NJEDA in its sole discretion has otherwise provided prior written approval of such prepayment.

1.5 Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

1.6 Payment on Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

1.7 Replacement.  Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Borrower shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note

2.  EVENTS OF DEFAULT

2.1 The occurrence of any of the following events is an “Event of Default”:

(a) Failure to Pay Principal, Interest or other Fees.  The Borrower fails to pay when due any installment of interest in cash or in-kind in accordance herewith and such failure shall continue for a period of thirty (30) days following the date upon which any such payment was due.

(b) Breach of Covenant.  The Borrower breaches any covenant or other term or condition of this Note, and such breach continues for a period of thirty (30) days after the occurrence thereof.

(c) Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(d) Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

2.2 Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable; provided, however, that without the written consent of NJEDA, so long as any amount is owing by the Borrower to NJEDA, the Borrower must repay the amount owed to NJEDA before any payment in cash may be made to the Holder. If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of the Holder pertaining to such Event of Default will be of no further force or effect.  Payments shall be applied first to accrued and unpaid interest due on the Note and then to any outstanding principal balance of this Note.

3.  MISCELLANEOUS

3.1 Unsecured Subordinated Debt.  This Note constitutes a subordinated unsecured obligation of the Borrower and is subordinated to the Borrower’s existing senior secured debt as of the date hereof, including, but not limited to, any amounts due to the New Jersey Economic Development Authority (“NJEDA”) currently outstanding or accrued during the term of this Note, and any additional equipment financing of the Borrower after the date hereof in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) without the Holder’s permission. The Holder hereby expressly and unconditionally subordinates all of his, her or its right, title and interest in and to all of Borrower's assets now owned and hereafter acquired and wherever located, and all attachments, accessions and additions thereto, accessories, substitutions and/or replacements thereto, and all proceeds of all of the foregoing including, without limitation, all insurance proceeds.

3.2 Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.3 Notices.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Borrower at the address provided in the Subscription Agreement attached hereto, and to the Holder at the address(es) provided in the Subscription Agreement for the Holder, or at such other address as the Borrower or the Holder may designate by ten (10) days advance written notice to the other parties hereto.

3.4 Assignability.  This Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Holder and their successors and assigns.  Prior to August 1, 2012 this Note shall not be assignable by either party without the consent of the other party.  After August 1, 2012, this Note (i) can be assigned by the Holder without the consent of the Borrower and (ii) cannot be assigned by the Borrower without the consent of the Holder, except that the Borrower may assign this Note to ORSI without the prior consent of the Holder.

3.5 Amendment.  This Note shall only be amended, modified or terminated by a writing executed by both parties; provided, however, that the parties may not amend, modify or terminate any provision of this Note that would detrimentally prejudice the rights of NJEDA without the prior written consent of NJEDA, which consent may be withheld at the discretion of NJEDA.

3.6 Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts or federal courts located in the county and state of New York.  All parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision that may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Borrower has caused this Bridge Note to be signed in its name effective as of the date first written above.

X-FACTOR COMMUNICATIONS, LLC

By:	/s/ Charles Saracino
Charles Saracino, President

HOLDER

By:	/s/ John Bloomer
John Bloomer